Exhibit 10.2

EXECUTION COPY

SPECIAL RIGHTS AGREEMENT

THIS SPECIAL RIGHTS AGREEMENT (this “Agreement”), dated as of April 24, 2009 is made by and between Gramercy Capital Corp., a Maryland corporation (the “Parent”), SL Green Operating Partnership, L.P., a Delaware limited partnership (“SL Green OP”), and  SL Green Realty Corp., a Maryland corporation (“SLG” and collectively with SL Green OP and subsidiaries and other entities controlled by either of them, “SL Green”).

RECITALS

WHEREAS, the Parent and GKK Capital LP, a Delaware limited partnership (the “Operating Partnership” and collectively with the Parent and subsidiaries and other entities controlled by either of them, the “Company”) had engaged GKK Manager LLC, a Delaware limited liability company (the “Manager”), to provide certain management services to the Company pursuant to that certain Management Agreement dated as of August 2, 2004, as amended and restated from time to time, including by that certain Second Amended and Restated Management Agreement, dated as of October 27, 2008 (the “Management Agreement”) by and among the Parent, the Operating Partnership and the Manager;

WHEREAS, immediately prior to the Internalization (as defined below), SL Green OP owned, directly and indirectly, 100% of the limited liability company membership interests in the Manager;

WHEREAS, the Parent and SL Green OP entered into that certain Amended and Restated Origination Agreement, dated as of April 19, 2006, to address certain elements of the relationship between the Company and SL Green (the “Origination Agreement”);

WHEREAS, the Operating Partnership, the Parent, SL Green OP and SLG entered into that certain Services Agreement, dated as of October 27, 2008, to make certain arrangements for the provision of certain services in connection with the future management and operations of the Company (the “Services Agreement”);

WHEREAS, concurrently with the execution of this Agreement, the Parent, the Operating Partnership, SL Green OP, GKK Manager Member Corp., a Delaware corporation (“Manager Corp”), and, with respect to certain sections as listed in the Securities Transfer Agreement (as defined below), SLG are entering into that certain Securities Transfer Agreement, dated as of the date hereof (the “Securities Transfer Agreement”) whereby SL Green OP and Manager Corp are transferring all of their respective direct limited liability company membership interests in the Manager to the Operating Partnership and SL Green OP is transferring all of its Class B Units of the Operating Partnership to the Operating Partnership (the “Internalization”);

WHEREAS, pursuant to the Securities Transfer Agreement, the Company and SL Green OP have terminated the Origination Agreement and the Services Agreement; and

WHEREAS, in connection with the Internalization, SL Green and the Company have agreed to enter into this Agreement to set forth certain rights and obligations as between the parties hereto.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1.             Management Information Systems Services.

(a)           SL Green shall provide Management Information Systems (“MIS”) services to the Company from the date hereof through the date that is 90 days from the date hereof (the “MIS Term”).  In full consideration for SL Green’s obligations pursuant to this Section 1, during the MIS Term, the Company shall pay SL Green OP a monthly fee of $25,000 in cash (in immediately available funds) (the “MIS Fee”).  The MIS Fee shall be paid on the first day of each calendar month during the MIS Term; provided, that the first payment shall be due on the date hereof and any payment paid during a calendar month where MIS services will be performed for only a portion of the calendar month shall be pro-rated for such partial calendar month.  Upon 5 days written notice, the Company shall have the right to  terminate this Section 1 and the Company shall be refunded by SL Green OP for the portion of the MIS Fee that was paid in respect of the period of time following such termination.  In the event that any portion of the MIS Fee is due and outstanding for a period in excess of 5 days, SL Green shall have the right to terminate this Section 1 without any prior notice.

(b)           The provision of MIS services shall mean that SL Green shall (i) cooperate with, and assist, the Company in separating the help desk and technical support functions of SL Green and the Company, assist with the transfer to the Company of all MIS support center/helpdesk functions performed by SL Green, and assist with the transfer to SL Green of all MIS support center/helpdesk functions performed by the Company, (ii) assist with the transfer of any data of the Company and its subsidiaries from SL Green’s data servers to the Company’s servers, (iii) assist with the  transfer of any data of SL Green and its subsidiaries from the Company’s data servers to SL Green’s data servers and (iv) prior to completion of the items set forth in clauses (i) through (iii), provide substantially the same MIS services to the Company and its subsidiaries as provided immediately prior to the date hereof.

2.             REIT Status. The Parent shall use its best efforts to operate as a real estate investment trust (a “REIT”) under Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”) during each taxable year.

3.             Protective TRS Election. The Parent shall make an annual protective election jointly with SLG for the Parent to be a “taxable REIT subsidiary,” as defined in Section 856(l)(1) of the Code, of SLG by executing an Internal Revenue Service Form 8875 (or any successor form), which election shall state that it is to be effective only if the Parent does not qualify as a REIT for any period covered by such election. The Parent shall deliver such executed form to SLG with respect to each year no later than January 21 of each year for execution and filing by SLG.

4.             Legal Opinion. Not later than January 21 of each year, the Parent, at its cost, shall cause its tax counsel, which shall be Clifford Chance US LLP or such other law firm of national reputation as is reasonably acceptable to SLG, to issue an opinion to SLG to the effect that, for the period commencing January 1 and ending on December 31 in the preceding year, the Parent has qualified as a REIT and the Parent’s method of operating will enable the Parent to continue to qualify as a REIT. Such opinion shall be in form and substance reasonably satisfactory to SL Green, may rely on customary assumptions and representations from the Parent as to its organization, ownership and method of operating, and shall provide that counsel to SLG may rely on such opinion for purposes of such counsel’s opinion as to the status of SLG as a REIT. The Parent, at its cost, also shall cause such tax counsel, from time to time, to issue such an opinion to SLG within 10 business days of its receipt of a request therefor from SLG.

5.             Other Parent Obligations.

(a)           The Parent or its successor, as the case may be, shall provide in its bylaws for a continued election that Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) shall not apply to any acquisition of shares of common stock, $.001 par value of the Parent or its successor (the “Shares”), as the case may be, by SL Green, with respect to Shares (or other securities convertible into or exchangeable for Shares) (i) presently owned by SL Green or (ii)  acquired pursuant to any approval or consent of the Parent’s Board of Directors. For the avoidance of doubt, the Parent or its successor, as the case may be, shall in no way alter or amend its bylaws to adversely affect such election, with respect to such Shares (or other securities convertible into or exchangeable for Shares) owned by SL Green as described in the preceding sentence.

(b)           The Parent or its successor, as the case may be, shall not adopt any resolution amending, altering or repealing, or take any action with the effect of amending, altering or repealing, the resolution exempting Parent from the provisions of Title 3, Subtitle 6 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) (the “Business Combination Act”) in a manner that would have the effect of making SL Green an interested stockholder (as defined in the Business Combination Act) or preventing or delaying any business combination (as defined in the Business Combination Act) involving SL Green, with respect to Shares (or other securities convertible into or exchangeable for Shares) (i) presently owned by SL Green or (ii) acquired pursuant to any approval or consent of the Parent’s Board of Directors.

6.             Term.  Other than Section 1 hereof, which shall terminate as provided in such section, this Agreement shall remain in full force and effect for as long as SL Green continues to own at least 7.5% of the Shares of the Parent then outstanding.

7.             Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and mailed, faxed or delivered by hand or courier service:

(a)	If to the Company, to:

Gramercy Capital Corp.
420 Lexington Avenue
New York, New York 10170
Attention: Robert R. Foley

(b)	If to SL Green, to:

SL Green Operating Partnership, L.P.
420 Lexington Avenue
New York, New York 10170
Attention: Andrew S. Levine

8.             Entire Agreement. This Agreement and the Securities Transfer Agreement supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement, the Special Servicing Agreement (as defined in the Securities Transfer

Agreement) and the Securities Transfer Agreement and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement.

9.             Amendment and Modification. Neither this Agreement nor any of the terms or provisions hereof may be changed, supplemented, waived or modified except by a written instrument executed by the parties hereto (or in the case of a waiver, by the party granting such waiver).

10.           Counterparts. This Agreement may be signed in any number of identical counterparts, each of which shall be an original (including signatures delivered via facsimile or electronic mail) with the same effect as if the signatures thereto and hereto were upon the same instrument.  The parties hereto may deliver this Agreement and the other documents required to consummate the transaction contemplated herein by facsimile or electronic mail and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by each other party hereto.

11.           Governing Law. THIS AGREEMENT AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT SHALL BE GOVERNED BY, CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF.

12.           Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

GRAMERCY CAPITAL CORP.,
a Maryland corporation

By:	/s/ Roger M. Cozzi
Name: Roger M. Cozzi
Title: Chief Executive Officer

SL GREEN REALTY CORP., a Maryland corporation, on its own behalf and as general partner of SL GREEN OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	/s/ Andrew S. Levine
Name: Andrew S. Levine
Title: Chief Legal Officer

Signature Page to Special Rights Agreement